CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Trustees and Shareholders
Putnam Vista Fund:

We consent to the use of our report dated September 3, 2002, incorporated in this Registration Statement by reference, to the Putnam Vista Fund and to the references to our firm under the captions
"Financial Highlights" in the prospectuses and "Independent Accountants and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP
Boston, Massachusetts
November 25, 2002